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                              EMPLOYMENT AGREEMENT

         This AGREEMENT (the "Agreement") is made as of July 22, 1999 (the "Effective Date"), by and among RINET Company, Inc., a Massachusetts corporation (the "Employer"), Boston Private Financial Holdings, Inc., a Massachusetts corporation ("BPFH") and Richard N. Thielen (the "Executive").

                               W I T N E S S E T H

         WHEREAS, on July 22, 1999 Employer, BPFH, Boston Private Financial Planning, Inc., a Massachusetts corporation and wholly-owned subsidiary of BPFH ("BPFP") and all the stockholders of Employer (including Executive) entered into an Agreement and Plan of Merger (the "Plan of Merger") whereby among other things, (a) BPFP will merge with and into Employer, (b) all shares of Class A Common Stock, $.01 par value per share, of Employer and all shares of Class B Common Stock, $.01 par value per share, of Employer owned by the stockholders of Employer will at the Effective Time (as defined in the Plan of Merger) be converted into shares of common stock, $1.00 par value per share, of BPFH (the "BPFH Common Stock") as set forth in the Plan of Merger and (c) Employer will continue to exist as a wholly owned subsidiary of BPFH;

         WHEREAS, BPFH has adopted the BPFH Long Term Incentive Compensation Plan, providing, among other things, for the grant to employees of BPFH or certain of its affiliates options to purchase from shares of BPFH Common Stock;

         WHEREAS, the Executive is a stockholder of the Employer and will receive substantial economic and other benefits if the transactions contemplated by the Plan of Merger are consummated;

         WHEREAS, it is a condition precedent to the obligation of BPFH to consummate the transactions contemplated by the Plan of Merger that the Executive enter into and on the Closing Date (as defined in the Plan of Merger) be bound by an employment agreement with the Employer in the form hereof, supplanting any previous employment agreement or arrangement that Executive may have had with the Employer

         WHEREAS, the Employer recognizes the importance of the Executive to the Employer and to the Employer's ability to retain the client relationships referred to in the Plan of Merger, and desire that the Employer employ the Executive for the period of employment and upon and subject to the terms herein provided;

         WHEREAS, the Employer wishes to be assured that the Executive will not solicit any of the Employer's or any of its affiliated and related entities' Customers (as hereinafter defined) and will not, by such solicitation, damage the Employer's goodwill among its clients and the general public; and

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         WHEREAS, the Executive desires to be employed by the Employer and to refrain from competing with the Employer or soliciting its clients for the periods and upon and subject to the terms herein provided.

         NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, the Employer and the Executive agree as follows:

         1. EMPLOYMENT/EFFECTIVE DATE.

                  (a) The Employer agrees to employ the Executive and the Executive agrees to be employed by the Employer on the terms and conditions set forth in this Agreement.

                  (b) This Agreement shall take effect as of the Effective Date (as defined in the Plan of Merger), PROVIDED THAT if the Plan of Merger terminates or otherwise fails to close in accordance with its terms, this Agreement shall automatically, and without any further action on the part of any parties hereto, terminate and be of no further force or effect.

         2. CAPACITY. The Executive shall initially serve the Employer as President and Chief Executive Officer, subject to election by the Board of Directors of the Employer (the "Board of Directors"). The Executive shall also serve the Employer in such other or additional offices as the Executive may be requested to serve by the Board of Directors. In such capacity or capacities, the Executive shall perform such services and duties in connection with the business, affairs and operations of the Employer as may be assigned or delegated to the Executive from time to time by or under the authority of the Board of Directors.

         3. TERM. Subject to the provisions of Section 6, the term of employment pursuant to this Agreement (the "Term") shall be six (6) years from the Effective Date and shall be renewed automatically for periods of one (1) year commencing at the sixth (6th) anniversary of the Effective Date and on each subsequent anniversary thereafter, unless either the Executive or the Employer gives written notice to the other not less than ninety (90) days prior to the date of any such anniversary of such party's election not to extend the Term.

         4. COMPENSATION AND BENEFITS. The regular compensation and benefits payable to the Executive under this Agreement shall be as follows:

                  (a) SALARY. For all services rendered by the Executive under this Agreement, the Employer shall pay the Executive a salary (the "Salary") at the annual rate of Two Hundred Fifty-Eight Thousand Five Hundred Dollars ($258,500.00), subject to increase (i) in the discretion of the Chief Executive Officer of BPFH for annual cost of living adjustments and (ii) from time to time in the discretion of the Board of Directors or the Compensation Committee of the Board of Directors (the

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         "Compensation Committee"). The Salary shall be payable in periodic installments in accordance with the Employer's usual practice for its senior executives.

                  (b) ANNUAL STOCK OPTION POOL. As additional compensation for Executive's performance of services under this Employment Agreement, Executive shall be entitled to participate in the stock option pool (the "Annual Stock Option Pool") established by BPFH for the benefit of certain employees of Employer, the terms of which are attached hereto as EXHIBIT A.

                  (c) BONUS POOL. As additional compensation for Executive's performance of services under this Employment Agreement, Executive shall be entitled to participate in the Bonus Pool (the "Bonus Pool") established by Employer for the benefit of its executive officers, the terms of which are attached hereto as EXHIBIT B.

                  (d) REGULAR BENEFITS. The Executive shall also be entitled to participate in any employee benefit plans, medical insurance plans, life insurance plans, disability income plans, retirement plans, vacation plans, expense reimbursement plans and other benefit plans (collectively referred to as "Benefit Plans") which the Employer may from time to time have in effect for all or most of its senior executives provided, that such Benefit Plans shall be, in the aggregate, comparable to those Benefit Plans that were offered to senior executives of RCI as of July 22, 1999. Such participation shall be subject to the terms of the applicable plan documents, generally applicable policies of the Employer, applicable law and the discretion of the Board of Directors, the Compensation Committee or any administrative or other committee provided for in or contemplated by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Employer to establish any such plan or to maintain the effectiveness of any such plan which may be in effect from time to time.

                  (e) TAXATION OF PAYMENTS AND BENEFITS. The Employer shall undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith believes that it is required to make such deductions, withholdings and tax reports. Any payments under this Agreement shall be reduced by any such deductions or withholdings. Nothing in this Agreement shall be construed to require the Employer to make any payments to compensate the Executive for any adverse tax effect associated with any payments or benefits or for any deduction or withholding from any payment or benefit.

                  (f) EXPENSES. During the term of this Agreement, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his or her duties and responsibilities, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company.

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                  (f) EXCLUSIVITY OF SALARY AND BENEFITS. The Executive shall not be entitled to any payments or benefits other than those provided under this Agreement.

         5. EXTENT OF SERVICE. During the Executive's employment under this Agreement, the Executive shall, subject to the direction and supervision of the Board of Directors, devote the Executive's full business time, best efforts and business judgment, skill and knowledge to the advancement of the Employer's interests and to the discharge of the Executive's duties and responsibilities under this Agreement. The Executive shall not engage in any other business activity, except as may be approved by the Board of Directors; PROVIDED THAT nothing in this Agreement shall be construed as preventing the Executive from:

                  (a) investing the Executive's assets in any company or other entity in a manner not prohibited by Section 5.11 of the Plan of Merger and in such form or manner as shall not require any material activities on the Executive's part in connection with the operations or affairs of the companies or other entities in which such investments are made; or

                  (b) engaging in religious, charitable or other community or non-profit activities that do not impair the Executive's ability to fulfill the Executive's duties and responsibilities under this Agreement.

         6. TERMINATION AND TERMINATION BENEFITS. Notwithstanding the provisions of Section 3, the Executive's employment under this Agreement shall terminate under the following circumstances set forth in this Section 6.

                  (a) TERMINATION BY THE EMPLOYER FOR CAUSE. The Executive's employment under this Agreement may be terminated for cause without further liability on the part of the Employer effective immediately upon a vote of the Board of Directors and written notice to the Executive. Only the following shall constitute "cause" for such termination:

                           (i) dishonest statements or acts of the Executive
                  with respect to a material matter concerning the Employer or any affiliate of the Employer;

                           (ii) the commission by or indictment of the Executive
                  for (A) a felony or (B) any misdemeanor involving moral turpitude, deceit, dishonesty or fraud ("indictment," for these purposes, meaning an indictment, probable cause hearing or any other procedure pursuant to which an initial determination of probable or reasonable cause with respect to such offense is made);

                           (iii) failure to perform, as determined by a court of
                  law, a substantial portion of the Executive's duties and responsibilities assigned or delegated under this Agreement, which failure continues after written notice given to the Executive by the Board of Directors;

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                           (iv) gross negligence, willful misconduct or
                  insubordination of the Executive with respect to the Employer or any affiliate of the Employer; or

                           (v) material breach by the Executive of any of the
                  Executive's obligations under this Agreement.

                  (b) TERMINATION BY THE EXECUTIVE. The Executive's employment under this Agreement may be terminated by the Executive by written notice to the Board of Directors at least thirty (30) days prior to such termination.

                  (c) TERMINATION BY THE EMPLOYER WITHOUT CAUSE. Subject to the payment of Termination Benefits pursuant to Section 6(d), the Executive's employment under this Agreement may be terminated by the Employer without cause ("Termination Without Cause") upon written notice to the Executive by a vote of the Board of Directors.

                  (d) CERTAIN TERMINATION BENEFITS. Unless otherwise specifically provided in this Agreement or otherwise required by law, all compensation and benefits payable to the Executive under this Agreement shall terminate on the date of termination of the Executive's employment under this Agreement. Notwithstanding the foregoing, in the event of termination of the Executive's employment with the Employer pursuant to Section 6(c) above, the Employer shall provide to the Executive the following termination benefits ("Termination Benefits"):

                           (i) continuation of the Executive's Salary at the
                  rate then in effect pursuant to Section 4(a); and

                           (ii) continuation of group health plan benefits to
                  the extent authorized by and consistent with 29 U.S.C. ss. 1161 ET Seq. (commonly known as "COBRA"), with the cost of the regular premium for such benefits shared in the same relative proportion by the Employer and the Executive as in effect on the date of termination.

         The Termination Benefits set forth in (i) and (ii) above shall continue effective until the earlier of (A) the expiration of the Term or (B) twelve (12) months after the date of termination; PROVIDED THAT in the event that the Executive commences any employment or self-employment during the period during which the Executive is entitled to receive Termination Benefits (the "Termination Benefits Period"), as of the date of commencement of such employment or self-employment, the remaining amount of Salary due pursuant to Section 6(d)(i) for the period from the commencement of such employment or self-employment to the end of the Termination Benefits Period shall be reduced by one-half and the payments provided under Section 6(d)(ii) shall cease entirely. The Employer's liability for Salary continuation pursuant to Section 6(d)(i) shall be reduced by the amount of any severance pay due or otherwise paid to the Executive pursuant to any severance pay plan or stay bonus plan of the Employer.

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         Notwithstanding the foregoing, nothing in this Section 6(d) shall be construed to affect the Executive's right to receive COBRA continuation entirely at the Executive's own cost to the extent that the Executive may continue to be entitled to COBRA continuation after the Executive's right to cost sharing under Section 6(d)(ii) ceases. The Executive shall be obligated to give prompt notice of the date of commencement of any employment or self-employment during the Termination Benefits Period and shall respond promptly to any reasonable inquiries concerning any employment or self-employment in which the Executive engages during the Termination Benefits Period.

                  (e) DISABILITY. If the Executive shall be disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions under this Agreement with or without reasonable accommodation, or the Board of Directors may remove the Executive from any responsibilities and/or reassign the Executive to another position with the Employer for the remainder of the Term or during the period of such disability. Notwithstanding any such removal or reassignment, the Executive shall continue to receive the Executive's full Salary (less any disability pay or sick pay benefits to which the Executive may be entitled under the Employer's policies) and benefits under Section 4 of this Agreement (except to the extent that the Executive may be ineligible for one or more such benefits under applicable plan terms) for a period of time equal to the lesser of (i) six (6) months; or (ii) the remainder of the Term. If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive's then existing position or positions with or without reasonable accommodation, the Executive may, and at the request of the Employer shall, submit to the Employer a certification in reasonable detail by a physician selected by the Employer to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such question shall arise and the Executive shall fail to submit such certification, the Employer's determination of such issue shall be binding on the Executive. Nothing in this Section 6(e) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. Section 2601 ET SEQ. and the Americans with Disabilities Act, 42 U.S.C. Section 12101 ET SEQ.

         7. CONFIDENTIAL INFORMATION AND COOPERATION.

                  (a) DEFINITIONS. For purposes of this Section 7, the following terms shall have the following meanings:

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                           (i) "Employer" means the Employer and its affiliated
                  and related entities (including, without limitation, BPFH and its affiliated and related entities).

                           (ii) "Confidential Information" means information
                  belonging to the Employer whether reduced to writing (or in a form from which such information can be obtained, translated, or derived into reasonably usable form), or maintained in the Executive's mind or memory, which derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from the disclosure or use of such information, including without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software or related code; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Employer. Confidential Information includes information developed by the Executive in the course of the Executive's employment by the Employer, as well as other information to which the Executive may have access in connection with the Executive's employment. Confidential Information also includes the confidential information of others with which the Employer have a business relationship. Notwithstanding the foregoing, Confidential Information does not include information in the public domain, unless due to breach of the Executive's duties under Section 7(c).

                           (iii) "Services" means financial planning, tax
                  consulting, investment advisory and investment counseling services related to financial management for individuals, families, and other entities.

                           (iv) "Customer" means any person or entity, or
                  affiliate or member of the immediate family of such person or entity, who (A) is receiving Services from the Employer on the date of termination of the Executive's employment with the Employer ("Termination Date"), (B) received Services from the Employer or the Executive at any time during the one (1) year period immediately preceding the Termination Date, (C) the Executive solicited, directly or indirectly, in whole or in part, on behalf of the Employer to provide Services within one
                  (1) year preceding the Termination Date, (D) anyone solicited, directly or indirectly, in whole or in part, on behalf of the Employer to provide Services within one (1) year preceding the Termination Date, or (E) has received an in person presentation within twelve (12) months prior to or has been scheduled by the Company, to the knowledge of Executive, to receive such a presentation within one (1) month after such Termination Date, provided that any restriction as to such person under this Section 7(a)(iv)(E) shall terminate as of the first anniversary of such Termination Date unless as of such anniversary

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                  the person has become an actual client of Employer, BPFH or any of their affiliates.

                           (v) "Restricted Term" means the period commencing on
                  the Effective Date and ending two (2) years following the Termination Date, regardless of reason for termination.

                  (b) ALL BUSINESS TO BE THE PROPERTY OF THE EMPLOYER. The Executive agrees that any and all presently existing financial planning and related businesses of the Employer, and all businesses developed by the Employer, including by such Executive or any other employee or agent of the Employer, including, without limitation, all investment methodologies, all investment advisory contracts, fees and fee schedules, commissions, records, data, client lists, agreements, trade secrets, and any other incident of any business developed by the Employer or earned or carried on by the Executive for the Employer, and all trade names, service marks and logos under which the Employer does business, and any combinations or variations thereof and all related logos, are and shall be the exclusive property of the Employer for its sole use, and (where applicable) shall be payable directly to the Employer. In addition, the Executive acknowledges and agrees that the investment performance of the accounts managed by the Employer was attributable to the efforts of the team of professionals at the Employer and not to the efforts of any single individual, and that therefore, the investment performance records of each account managed by the Employer is and shall be the exclusive property of the Employer.

                  (c) CONFIDENTIALITY. The Executive understands and agrees that the Executive's employment creates a relationship of confidence and trust between the Executive and the Employer with respect to all Confidential Information. At all times, both during the Executive's employment with the Employer and after its termination, the Executive will keep in confidence and trust all such Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Employer, except as may be necessary in the ordinary course of performing the Executive's duties to the Employer.

                  (d) DOCUMENTS, RECORDS, ETC. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to the Executive by the Employer or are produced by the Executive in connection with the Executive's employment will be and remain the sole property of the Employer. The Executive will return to the Employer all such materials and property, including any material or medium from which any Confidential Information may be ascertained or derived, as and when requested by the Employer. In any event, the Executive will return all such materials and property immediately upon termination of the Executive's employment for any reason. The Executive will not retain with the Executive any such material or property or any copies, compilations, or analyses thereof after such termination.

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                  (e) NONSOLICITATION AND NONACCEPTANCE OF CUSTOMERS. During the
         Restricted Term, regardless of the reason for termination of his employment, the Executive will not, directly or indirectly, in any capacity:

                           (i) solicit the business or patronage of any Customer
                  for any person or entity, other than the Employer or any of its affiliates,

                           (ii) divert, entice, or otherwise take away from the
                  Employer the business or patronage of any Customer, or attempt to do so,

                           (iii) solicit or induce any Customer to terminate or
                  reduce its relationship with the Employer,

                           (iv) provide or assist with the provision of Services
                  to a Customer (except in his capacity as an employee of the Employer), or

                           (v) refer a Customer to another provider of Services,
                  other than an affiliate of the Employer.

                  (f) PROHIBITION AGAINST JOINING CERTAIN OTHER EXECUTIVES OF EMPLOYER. Without limiting an any respect the Executive's obligations elsewhere hereunder, during the Restricted Term the Executive will not in any capacity, directly or indirectly, perform any consulting or other services or duties for, and will not be a party to, any business, organization or entity which directly or indirectly performs any Services for any Customers in which any or all of Patrick B. Maraghy, Valerio Iannalfo, or Mary Ann Rodrigue directly or indirectly participate.

                  (g) NONSOLICITATION AND NONACCEPTANCE OF EMPLOYEES. During the Restricted Term, regardless of the reason for termination of his employment, the Executive will not directly or indirectly, in any capacity:

                           (i) hire, employ, cause to be hired or cause to be
                  employed, directly or indirectly through any enterprise with which he is associated, (A) any current employee or consultant of the Employer, (B) any individual who had been employed by the Employer within two (2) years preceding the Termination Date, or (C) any individual to whom an in person interview has been held within 12 months prior to or one (1) month after such Termination Date, provided that any restriction as to such person under this Section 7(g)(i)(C) shall terminate as of the first anniversary of such Termination Date unless as of such anniversary the person has become an actual officer, director or employee of Employer, BPFH or any of their affiliates; or

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                           (ii) recruit, solicit or induce (or in any way assist
                  another person or enterprise in recruiting, soliciting or inducing) any employee or consultant of the Employer to terminate his or her employment or other relationship with the Employer;

                  (h) ACKNOWLEDGMENTS. The Executive acknowledges and agrees that the restrictions set forth in Section 7 are intended to protect the Employer's interest in its Confidential Information and its commercial relationships and goodwill (with its customers, prospective customers, vendors, consultants and employees), including, without limitation, Confidential Information, commercial relationships and goodwill developed while the executive was employed by the Employer, and are reasonable and appropriate for these purposes.

                  (i) DISCLOSURE OF AGREEMENT. For a period of two (2) years after the date that Executive's employment is terminated, regardless of the reason for such termination, the Executive will disclose the existence and terms of this Agreement to any prospective employer, partner, co-venturer, investor or lender prior to entering into an employment, partnership or other business relationship with such person or entity.

                  (j) THIRD-PARTY AGREEMENTS AND RIGHTS. The Executive hereby confirms that the Executive is not bound by the terms of any agreement with any previous employer or other party which restricts in any way the Executive's use or disclosure of information or the Executive's engagement in any business. The Executive represents to the Employer that the Executive's execution of this Agreement, the Executive's employment with the Employer and the performance of the Executive's proposed duties for the Employer will not violate any obligations the Executive may have to any such previous employer or other party. In the Executive's work for the Employer, the Executive will not disclose or make use of any information in violation of any agreements with or rights of any such previous employer or other party, and the Executive will not bring to the premises of the Employer any copies or other tangible embodiments of non-public information belonging to or obtained from any such previous employment or other party.

                  (k) LITIGATION AND REGULATORY COOPERATION. During and after the Executive's employment, the Executive shall cooperate fully with the Employer in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Employer which relate to events or occurrences that transpired while the Executive was employed by the Employer. The Executive's full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Employer at mutually convenient times. During and after the Executive's employment, the Executive also shall cooperate fully with the Employer in connection with any investigation or review of any federal, state or local regulatory authority as any such investigation or review relates to events or occurrences that

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         transpired while the Executive was employed by the Employer. The
         Employer shall reimburse the Executive for any reasonable out-of-pocket expenses (including reasonable legal fees) incurred in connection with the Executive's performance of obligations pursuant to this Section 7(k).

                  (l) INJUNCTION. The Executive agrees that it would be difficult to measure any damages caused to the Employer which might result from any breach by the Executive of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly the Executive agrees that if the Executive breaches, or threatens to breach, any portion of
         Section 7 of this Agreement, the Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Employer.

                  (m) WAIVER OF NON-COMPETITION PROVISIONS UPON CERTAIN EVENTS. The Employer and BPFH agree that if either (i) a Termination Without Cause (as defined in Section 6(c) hereof) occurs, (ii) a Change of Control (as defined below) occurs AND the Executive terminates his or her employment for Good Reason (as defined below) upon fourteen (14) days prior written notice to the Employer, or (iii) Executive is not a director of BPFH at any time prior to two (2) years from the Effective Date, except if Executive has been removed as a director of BPFH for cause pursuant to BPFH's by-laws, then Employer and BPFH shall waive the non-competition provision contained in Section 5.14 of the Plan of Merger with respect to the Executive. For purposes of this subsection,
         (X) "Change of Control" means any change in the common stock ownership of BPFH that results in an unaffiliated entity owning or controlling 51 percent or more of the total issued and outstanding common stock of BPFH and (Y) "Good Reason" means (1) any circumstance(s) that has or have the effect of materially reducing the Executive's duties or authority provided for or contemplated herein (a "Material Change") or
         (2) a breach by the Employer of its material obligations under the Agreement (a "Material Breach"). A Material Change or a Material Breach shall constitute Good Reason only if the Executive has notified the Board, in writing, setting forth all of the circumstances that the Executive claims constitute such Material Change or Material Breach and the Employer has failed to remedy such Material Change or Material Breach within thirty (30) days of such notice.

                  (n) WAIVER OF NON-DISCLOSURE FOR NON-CONFIDENTIAL INFORMATION. Nothing contained herein shall be deemed to prohibit the Executive from using or divulging information which:

                           (i) is in the public domain, or is generally known or
                  available at the time of disclosure unless due to breach of the Executive's duties under Section 7(b) hereof;

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                           (ii) is information obtained by the Executive on a
                  non-confidential basis from any person or source (provided that the Executive does not have actual knowledge or reason to know that such other person or source acquired and disclosed such information in an unlawful manner) other than the Employer unless due to breach of the Executive's duties under
                  Section 7(b) hereof;

                           (iii) Executive can demonstrate by clear and
                  convincing evidence was already owned or possessed by Executive at the time of disclosure; or

                           (iv) is required to be disclosed by law or pursuant
                  to judicial order or a governmental agency, provided the Executive shall promptly notify the Employer of the proposed disclosure and give the Employer the opportunity to seek a protective order, and further that such disclosure shall be made in a manner to obtain the maximum protection, if made.

         8. ARBITRATION OF DISPUTES. Any controversy or claim arising out of or relating to this Agreement or the breach thereof or otherwise arising out of the Executive's employment or the termination of that employment (including, without limitation, any claims of unlawful employment discrimination whether based on age or otherwise) shall, to the fullest extent permitted by law, be settled by arbitration in any forum and form agreed upon by the parties or, in the absence of such an agreement, under the auspices of the American Arbitration Association ("AAA") in Boston, Massachusetts in accordance with the Employment Dispute Resolution Rules of the AAA, including, but not limited to, the rules and procedures applicable to the selection of arbitrators. In the event that any person or entity other than the Executive or the Employer may be a party with regard to any such controversy or claim, such controversy or claim shall be submitted to arbitration subject to such other person or entity's agreement. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. This Section 8 shall be specifically enforceable. Notwithstanding the foregoing, this Section 8 shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate; PROVIDED THAT any other relief shall be pursued through an arbitration proceeding pursuant to this Section 8.

         9. CONSENT TO JURISDICTION. To the extent that any court action is permitted consistent with or to enforce Section 8 of this Agreement, the parties hereby consent to the jurisdiction of the Superior Court of the Commonwealth of Massachusetts and the United States District Court for the District of Massachusetts. Accordingly, with respect to any such court action, the Executive
(a) submits to the personal jurisdiction of such courts; (b) consents to service of process; and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

         10. INTEGRATION. This Agreement and the Plan of Merger constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements between the parties with respect to any related subject matter.

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         11. ASSIGNMENT; SUCCESSORS AND ASSIGNS, ETC. Neither the Employer nor
the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; PROVIDED THAT the Employer may assign its rights under this Agreement without the consent of the Executive in the event that the Employer shall effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity. This Agreement shall inure to the benefit of and be binding upon the Employer and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

         12. ENFORCEABILITY. If any portion or provision of this Agreement (including, without limitation, any portion or provision of any section of this Agreement) shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

         13. WAIVER. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

         14. NOTICES. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to the Executive at the last address the Executive has filed in writing with the Employer or, in the case of the Employer or BPFH, at their respective main offices, attention of the respective Chief Executive Officer, and shall be effective on the date of delivery in person or by courier or three (3) days after the date mailed.

         15. AMENDMENT. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Employer.

         16. GOVERNING LAW. This is a Massachusetts contract and shall be construed under and be governed in all respects by the laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws principles of such Commonwealth. With respect to any disputes concerning federal law, such disputes shall be determined in accordance with the law as it would be interpreted and applied by the United States Court of Appeals for the First Circuit.

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



         17. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

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         IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Employer, by its duly authorized officer, and by the Executive, as of the Effective Date.

                                    RINET COMPANY, INC.

                                    By: /s/ Richard N. Thielen
                                        -----------------------------------
                                        Name: Richard N. Thielen
                                        Title: President

                                    BOSTON PRIVATE FINANCIAL HOLDINGS, INC.

                                    By: /s/ Timothy L. Vaill
                                        -----------------------------------
                                        Name: Timothy L. Vaill
                                        Title:   President and Chief Executive
                                                 Officer

                                    /s/ Richard N. Thielen
                                    -----------------------------------
                                    Richard N. Thielen

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


                                    EXHIBIT A
                       EXECUTIVE OFFICER STOCK OPTION POOL

         SECTION 1. REGULAR CONTRIBUTIONS TO THE STOCK OPTION POOL. Boston Private Financial Holdings, Inc., a Massachusetts corporation ("BPFH") will, within ninety (90) days after the end of each fiscal year beginning with fiscal year 2000, contribute options ("Options") to purchase twenty-five thousand (25,000) shares of common stock, $1.00 par value per share, of BPFH ("BPFH Common Stock") to a stock option pool (the "Stock Option Pool") for the benefit of the Initial Participants (as defined below) and the Subsequent Participants (as defined below), if applicable, if the Pre-Tax Contribution (as defined below) of RINET Company, Inc., a Massachusetts corporation ("RCI"), for the most recent fiscal year exceeds RCI's Pre-Tax Contribution for the Base Year (as defined below) by at least 15%.

         SECTION 2. HOLDOVER OF CONTRIBUTION TO THE STOCK OPTION POOL. If RCI's Pre-Tax Contribution for the most recent fiscal year exceeds RCI's Pre-Tax Contribution for the Base Year by more than 10% but less than 15%, then BPFH will hold over its contribution of Options to purchase twenty-five thousand (25,000) shares of BPFH Common Stock to the Stock Option Pool ("Held Over Options"). Such Held Over Options shall be included with the following year's contribution to the Stock Option Pool if in the following year BPFH makes a contribution of Options pursuant to Section 1 above. In no event, however, shall the Held Over Options be held over for more than one fiscal year.

         SECTION 3. ELIGIBILITY FOR STOCK OPTION POOL. Richard N. Thielen, Patrick B. Maraghy, Valerio Iannalfo and Mary Ann Rodrigue (collectively, the "Initial Participants") shall be eligible to participate in the Stock Option Pool. In addition, a majority of RCI's Board of Directors may select one or more other employees of RCI (a "Subsequent Participant") to participate in the Stock Option Pool; provided that such majority shall include (i) Timothy L. Vaill, or his duly appointed successor, and (ii) at least two Initial Participants, provided that at least two Initial Participants are then employed by RCI.

         SECTION 4. GRANTS OF OPTIONS.

                  (a) BPFH and RCI acknowledge and agree that all Options contributed to the Stock Option Pool shall be granted to the Initial Participants or any Subsequent Participants, if applicable, upon and promptly following recommendation of the RCI's Chief Executive Officer to RCI's Board of Directors, subject to a majority vote of BPFH's Board of Directors. All Options issued shall be subject to the terms and conditions of the BPFH Long Term Incentive Compensation Plan.

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



                  (b) Any recipient of Options from the Stock Option Pool shall execute a stock option agreement in form that is satisfactory to BPFH's Board of Directors.

         SECTION 4. EXERCISE OF OPTIONS. The Options will have an exercise price equal to the per share closing sale price of BPFH Common Stock as reported on the Nasdaq National Market, or any successor listing entity, on the date such Options are granted to such executive officer.

         SECTION 5. DEFINITIONS.

                  (a) PRE-TAX CONTRIBUTION. For the purposes herein, "Pre-Tax Contribution" means RCI's pre-tax income not including (i) BPFH overhead allocation, (ii) revenue and bonus related to performance fees on alternative investment products, and (iii) executive bonus pool expense.

                  (b) BASE YEAR. For purposes herein, "Base Year" means that fiscal year beginning with fiscal year 1999 (excluding the most recent fiscal year), in which RCI generated the highest Pre-Tax Contribution.

                                    EXHIBIT B
                                   BONUS POOL

         SECTION 1. CONTRIBUTIONS TO BONUS POOL. RINET Company, Inc., a Massachusetts corporation ("RCI") will establish a bonus pool (the "Bonus Pool") which shall be funded each year (except for fiscal year 1999) as follows:

                  (a) RCI will add to the Bonus Pool fifteen percent (15%) of any Pre-Tax Contribution (as defined below) RCI makes to Boston Private Financial Holdings, Inc., a Massachusetts corporation ("BPFH") which is between one hundred percent (100%) and one hundred ten percent (110%) of RCI's highest year's Pre-Tax Contribution (as defined below) since fiscal year 1999.

                  (b) RCI will add to the Bonus Pool thirty percent (30%) of any Pre-Tax Contribution RCI makes to BPFH which is between one hundred ten percent (110%) and one hundred fifteen percent (115%) of RCI's highest year's Pre-Tax Contribution since fiscal year 1999.

                  (c) RCI will add to the Bonus Pool fifty percent (50%) of any Pre-Tax Contribution RCI makes to BPFH which is in excess of one hundred fifteen percent (115%) of RCI's highest year's Pre-Tax Contribution since fiscal year 1999.

         Notwithstanding the foregoing, if the highest year's Pre-Tax Contribution since fiscal year 1999 contains extraordinary revenues from special projects, then the BPFH's Chief Executive Officer may, in his sole discretion, adjust such Pre-Tax Contribution amount down for purposes of funding the Bonus Pool in accordance with this Section 1.

         SECTION 2. ELIGIBILITY FOR BONUS POOL. Richard N. Thielen, Patrick B. Maraghy, Valerio Iannalfo and Mary Ann Rodrigue (collectively, the "Initial Participants") shall be eligible to participate in the Bonus Pool. In addition, a majority of the Board of Directors may select one or more other employees of RCI to participate in the Bonus Pool; provided that such majority shall include at least two of the Initial participants, provided that at least two Initial Participants are then employed by RCI.

         SECTION 3. AWARDS UNDER BONUS POOL. Any bonus awarded to an Initial Participant from the Bonus Pool will be awarded (a) within ninety (90) days after the end of each fiscal year beginning with fiscal year 2000, and (b) in such amounts as recommended by RCI's Chief Executive Officer, subject to approval by RCI's Board of Directors and on the terms and conditions set forth in such employment agreement with RCI.

         SECTION 4. DECLARATION OF DIVIDENDS. Unless otherwise agreed to by RCI and BPFH, BPFH and RCI agree that if BPFH will not cause RCI to declare dividends to an extent which would reduce RCI's working capital below a level equal to RCI's operating expenses for the prior three (3) months.

         SECTION 5. DEFINITIONS.  For the purposes herein:

                  (a) "Pre-Tax Contribution" means RCI's pre-tax income not including (i) BPFH overhead allocation, (ii) revenue and bonus related to performance fees on alternative investment products, and (iii) executive bonus pool expense.